EXHIBIT 10.19

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into effective as of 1st April 2018 by and between Artelo Biosciences, Inc. and Blackrock Ventures Ltd (the "Company"), Peter O'Brien ("Consultant").

1. Services. During the term of this Agreement, Consultant will provide consulting services (the "Services") to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services.

2. Fees. As consideration for the Services to be provided by Consultant and Consultant's other obligations as set forth herein, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.

3. Expenses. Other than as set forth in Exhibit B, Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior written consent of the Company's Chief Financial Officer or President. All expenses submitted to the Company for reimbursement shall be reasonable and necessary for the performance of the Services, shall be invoiced at actual cost and without mark-up, and shall be substantiated by receipts or other documentation reasonably acceptable to the Company.

4. Term and Termination. Consultant shall serve as a consultant to the Company for an initial period commencing on the Effective Date and terminating on the 1-year anniversary of the Effective Date; provided, however, that this Agreement shall automatically renew and be extended for additional 12-month periods; provided, further, that either party may terminate this Agreement at any time upon 30 days' prior written notice. In addition, and as determined in the sole discretion of the Company, the Company may terminate this Agreement immediately upon written notice to Consultant in any of the following circumstances: (a) the Company determines that, due to financial hardship, as determined in the sole discretion of the Company, it is in the Company's interest to terminate this Agreement; (b) the Company experiences a Change in Control during the term of this Agreement, with the term "Change in Control" meaning (i) a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company; or (c) the Company determines that Consultant, or an Assistant (as defined in Section 5(a) below), has defaulted in the performance of this Agreement or any of the Assistant Agreements (as defined in Section 5(a) below) or materially breached any obligation under this Agreement or any of the Assistant Agreements. In the event of such termination, Consultant shall be paid for any portion of the Services that have been properly performed prior to notice of termination. This Section 4 and Sections 5, 7, 8, 10, 11, 12, 13 and 14 will survive the termination of this Agreement.

5. Relationship of Parties. The Consultant enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Consultant look to the Company as Consultant's employer, or as a partner, agent, or principal. Consistent with Section 5(c) below, Consultant shall not be entitled to any benefits accorded to the Company's employees, including, without limitation, workers' compensation, disability insurance or vacation or sick leave. Nothing in this Agreement shall be construed as creating an employer-employee relationship or as guaranteeing any future employment or engagement.

(a) Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, as Consultant deems necessary and at Consultant's own expense, employ or engage the service of third parties ("Assistants") to assist Consultant in performing the Services required by this Agreement. The fees and expenses associated with any services provided by any Assistant shall be subject to the same reimbursement terms and conditions as other expenses of Consultant under this Agreement, as set forth in Section 3 above. Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by each of the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement and shall require each Assistant to execute a written agreement subjecting such Assistant to the same representations and/or the same obligations in favor of the Company as to which the Consultant is subject under this Agreement (including, without limitation, under Sections 1, 3, 5, 6, 7 and 8) (the "Assistant Agreements").

(b) No Authority to Bind Company. Neither Consultant nor any Assistant, partner, agent or employee of Consultant has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that none of Consultant, Consultant's employees, if any, or Assistants will be eligible for any Company employee benefits and, to the extent Consultant, Consultant's employees, if any, and any Assistant otherwise would be eligible for any employee benefits (despite the express terms of this Agreement), Consultant (on behalf of Consultant, Consultant's employees, if any, and each Assistant) hereby expressly declines to participate in any applicable benefits programs.

(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, Assistants and Consultant's other partners, agents and employees, and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization, and Assistants and Consultant's other partners, agents and employees, including state worker's compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant, Assistants or any other of Consultant's partners, agents or employees.

6. Company Contact; Compliance with Certain Company Policies. Consultant and, at the Company's request, Assistants, will be required to report to the Company's President (the "Company Contact") concerning the performance of services under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company Contact. Consultant will be assisted in the development, implementation and operation of the Services by the Company, as deemed necessary. Accordingly, the Company Contact may impose deadlines and other instructions to ensure satisfactory performance of services under this Agreement. To the extent Consultant or Assistants performs services under this Agreement on the premises of the Company, Consultant agrees that Consultant and all such Assistants will comply with the Company's policies concerning appropriate workplace conduct, including its policies concerning prohibited harassment/discrimination in the workplace.

7. Confidentiality. As used herein, "Confidential Information" shall mean data and other information that the Company regards as confidential and/or proprietary and that is (a) disclosed by or on behalf of the Company to Consultant and/or the Assistants, whether prior to or after the Effective Date or (b) generated or developed by Consultant and/or the Assistants in performing the Services or as a result of access to data or other information disclosed by or on behalf of the Company. Confidential Information includes the terms of this Agreement and may include third-party information with respect to which Company has an obligation to maintain the confidentiality and/or to limit the use thereof. Consultant will maintain all Confidential Information in confidence and will employ reasonable procedures to prevent its unauthorized disclosure. Except as otherwise provided herein, Consultant will not disclose any Confidential Information to any third party, or use any Confidential Information for any purpose, other than as is necessary to perform the Services. Consultant shall limit access to the Confidential Information to those of Consultant's directors, officers, employees, consultants, agents and advisers who have a need to know such information in order for Consultant to perform Consultant's obligations and exercise Consultant's rights under this Agreement and who are bound by confidentiality and non-use obligations to Consultant at least as restrictive as Consultant's obligations to the Company under this Agreement.

8. Inventions and Work Product. Any and all Confidential Information, and inventions or discoveries (whether or not patentable or copyrightable), innovations, suggestions and ideas related to the Services or to any Confidential Information, made, discovered, developed or reduced to practice by or on behalf of Consultant or any Assistants, jointly or with others, as a result of performing Services, and all intellectual property rights therein (collectively, "Inventions and Work Product"), shall be promptly disclosed to the Company in writing and shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company any rights Consultant may have or acquire in any Inventions and Work Product and agrees to assist the Company in every proper way to obtain and from time to time enforce the Company's intellectual property rights, whether registrable or not, including, but not limited to, patents, copyrights and trademarks on Inventions and Work Product in any and all jurisdictions, and to that end Consultant will execute all documents for use in applying for and obtaining intellectual property rights covering and enforcing Inventions and Work Product as the Company may desire, together with any assignments of Inventions and Work Product to the Company or persons designated by it.

9. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant's partners, employees or agents or any of the Assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant's and the Assistants' performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust. Consultant warrants that Consultant has and the Assistants have the unrestricted right to disclose and/or to use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without any liability to such third parties. Notwithstanding the foregoing, Consultant agrees that neither Consultant nor any of the Assistants shall bundle with or incorporate into any deliverables provided to the Company herewith any third party products, ideas, processes, or other techniques, without first obtaining for the Company (and its successors and assigns) a royalty-free, worldwide, irrevocable, transferable, nonexclusive license to use such product, idea, process, or other technique for any purpose whatsoever. Consultant represents and warrants that neither Consultant nor any of the Assistants has granted and none of them will grant any rights or licenses to any intellectual property or technology that would conflict with Consultant's or the Assistants' obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other right of any former client, employer or third party in the performance of the Services.

10. Warranty Disclaimer. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS TO CONSULTANT WITH RESPECT TO ANY INFORMATION DISCLOSED OR PROVIDED BY THE COMPANY AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

11. Indemnification. Consultant will hold the Company and its officers, directors, employees, consultants, agents and representatives harmless from any liability resulting from performance of the Services by Consultant, any employee of Consultant and any Assistant.

12. Debarment. Consultant represents and warrants that Consultant has not been debarred under 21 U.S.C. 335a(a) or (b) or any other equivalent law, rule, regulation or standard of any other jurisdiction. Consultant further represents and warrants that Consultant has not used and shall not use, in any capacity in connection with this Agreement, the services of any individual, corporation, partnership or association (including, without limitation, any Assistant) that has been debarred under 21 U.S.C. 335a(a) or (b) or any other equivalent law, rule, regulation or standard of any other jurisdiction. Upon written request of the Company, Consultant shall, within ten (10) business days, provide written confirmation that the foregoing representations and warranties remain valid. Consultant agrees to immediately disclose in writing to the Company if Consultant or any individual, corporation, partnership or association performing services related to this Agreement becomes debarred, or if any action or investigation is pending or, to the best of Consultant's knowledge, threatened, relating to the debarment of Consultant or any individual, corporation, partnership or association performing services related to this Agreement, and the Company shall have the right to terminate this Agreement immediately upon written notice to Consultant without further cost or liability.

13. Return of Materials. Consultant agrees that upon termination of this Agreement, or upon the request of the Company, whichever is earlier, Consultant shall return to the Company all property of the Company, including any written memorial of, or documents relating to, the Confidential Information and/or Inventions and Work Product, including, but not limited to all books and records utilized by Consultant in performing Consultant's duties under this Agreement. Consultant shall not retain any such materials without the advance written permission of the Company.

14. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the parties. Failure to enforce any provision of this Agreement by a party shall not constitute a waiver of such provision by such party and failure or neglect of a party to exercise any right, power or privilege hereunder or under law shall not constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally, or on the second business day after deposit with an internationally recognized overnight courier service, specifying next business day delivery, with costs fully paid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth on the signature page to this Agreement, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

(e) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(f) Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf' format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf' signature page were an original thereof.

(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Marin County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, as applied to agreements among California residents entered into and to be performed entirely within California, to the resolution of any dispute. The fees and expenses of the arbitrator shall be divided equally between the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. In the event of any action or proceeding alleging any breach of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover not only the amount of any damages, judgment, award or settlement in favor of said party, if any, but also all such other damages, costs and expenses as may be actually incurred by said party, including court costs, reasonable attorney fees, expert witness or consultant fees, arbitrator fees and expenses and all other costs and expenses, taxable or otherwise, incurred in connection with such action or proceeding.

(i) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(j) Assignment; Subcontracting. Consultant shall have no right to assign, subcontract, transfer, or otherwise dispose of Consultant's rights under this Agreement or to assign the burdens hereof without the prior written consent of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon each party's successors and assigns.

[Signature Page Follows]

The parties have executed this Consulting Agreement effective as of the Effective Date.

1st April 2018 Blackrock Ventures, Ltd.

By:	/s/ Peter O’Brien

Name:	Peter O’Brien

Title:	Director

Address:

Artelo Biosciences, Inc.

By:	/s/ Greg Gorgas

Name:	Greg Gorgas

Title:	President & CEO

Address: 888 Prospect Street, Suite 210

La Jolla, CA 92037

Exhibit A

DESCRIPTION OF CONSULTING SERVICES

Consultant will:

•	Perform duties as a Director for Artelo, and Trinity Reliant Ventures, and Trinity Research & Development Limited, and

•	Identify banking services, financial consultants and tax advisors and other related services pertaining to financial operations of the company, and

•	Respond to inquiries of the Company's personnel regarding financing, operations and related matters, and such other matters related to the Company regarding which Consultant has knowledge; and

•	Provide advice and assistance regarding special projects or any other matter consistent with Consultant's background, skills and experience.

SOW CONCEPT:

From time to time the Company and Consultant may further define the Services, or agree upon other Services, to be performed by Consultant in individual work orders ("Work Orders"). Each Work Order will be subject to the terms and conditions set forth in this Agreement and, in the event of any conflict between this Agreement and any Work Order, the terms and conditions of this Agreement will govern and control unless such Work Order specifically identifies the conflicting provision of this Agreement and explicitly states that such provision is superseded by the relevant provision of such Work Order. The specifics of each Work Order will be separately negotiated and specified in a written document mutually acceptable to the Company and Consultant. Each Work Order should, among other things, set forth in detail:

(i) the specific services to be performed and the form and substance of deliverables to be provided by Consultant under such Work Order (which services and deliverables will be defined in a reasonably objective manner such that their respective occurrences are readily verifiable);

(ii) the period during or by which such services will be performed or such deliverables will be provided; and

(iii) if other than as set forth in Exhibit B to this Agreement, (a) the compensation to be paid by the Company to Consultant for such services, including invoice requirements and payment terms, (b) circumstances in which the Company will reimburse Consultant for expenses incurred and (c) the Company's maximum obligation to Consultant under such Work Order. All invoices must be substantiated by documentation reasonably acceptable to the Company.

Exhibit B

COMPENSATION

For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of $2,500 per month, due within 45 days of the Company's receipt of an invoice reasonably acceptable to the Company. Consultant will invoice the Company within 10 days of the end of each calendar month for Services provided during the preceding month. Unless otherwise agreed upon in writing by the Company, the Company's maximum liability for all Services performed and, subject to Section 3, for all expenses incurred during the term of this Agreement shall not exceed $2,500. Unless otherwise agreed upon in writing by the Company, the Company's maximum liability for all Services performed and, subject to Section 3, for all expenses incurred in a particular calendar month shall not exceed $5,000.